Exhibit 10.4

STRICTLY CONFIDENTIAL

June 15, 2010

Lindon Fellows

c/o Cubist Pharmaceuticals, Inc.

65 Hayden Avenue

Lexington, MA 02421

Re:          Separation Agreement and Release

Dear Lindon:

As we have discussed, your employment with Cubist Pharmaceuticals, Inc. (alternatively, “Cubist” or the “Company”) will end on June 18, 2010 (the “Departure Date”).

1.     Effect of Departure.  On your Departure Date, you will be paid all wages and other compensation due, including payment for all accrued but unused vacation, through the Departure Date. Except as set forth below, your participation in all of the Company’s employee benefit plans will end as of your Departure Date, in accordance with the terms of those plans.

2.     Severance Pay and Other Benefits

(a)           In accordance with your Retention Letter dated as of October 9, 2007, and upon the effective date of this Separation Agreement and Release (this “Agreement”) following the seven (7) day revocation date specified below, the Company will provide you with severance pay in the amount of eighteen (18) months’ salary (“Separation Pay”). As set forth in your Retention Letter, the Separation Pay will be payable in accordance with our normal payroll cycles in twelve (12) equal semi-monthly installments. You will not be able to make any salary deferrals for contribution to the Cubist 401(k) plan from the Separation Pay.

(b)           The “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) shall be deemed to have occurred on the Departure Date. As also set forth in your Retention Letter, upon completion of the appropriate COBRA election forms, and subject to all the requirements of COBRA, for the eighteen (18) month period following the Departure Date (the “Continuation Period”) you will remain eligible to participate in the Company’s health and dental insurance plans under the same terms and conditions applicable to active, full-time employees.  During the Continuation Period, you will be responsible for paying the portion of the premiums required for active, full-time employees.  Your portion of the premiums will be paid to the Company via payroll during the period in which you are receiving Severance Pay and by you by personal check to the Company during the period of the Continuation Period in which you are not receiving Severance Pay.  After the Continuation Period, you will have the right to continue your medical and dental insurance, subject to the requirements of COBRA, at your own cost (as described in the COBRA qualifying notice to be provided to you under separate cover).

(c)           Cubist will provide you with a six (6)-month “Career Transition” program offered by Clear Rock to begin on a mutually agreeable date.

(d)           Pursuant to the Company’s Amended and Restated 2000 Equity Incentive Plan (the “2000 Plan”) and equity incentive award notices that you have received, vesting of any options granted to you during your employment with the Company will cease as of the Departure Date.  In accordance with the discretion afforded the Compensation Committee of Cubist’s Board of Directors (the “Compensation Committee) in the 2000 Plan, the Compensation Committee has elected to extend the period during which you can exercise the vested portion of any stock options that was exercisable on the Departure Date from 90 days after the Departure Date to November 30, 2011.  Except as specifically set forth in the immediately preceding sentence, all of your stock options and other equity incentive awards will continue to be governed by the 2000 Plan and equity incentive award notices between you and the Company.

(e)           All payments set forth in this Section 2 shall be subject to all applicable federal, state and/or local withholding and/or payroll taxes, and Cubist may withhold from any amounts payable to you (including any amounts payable pursuant to this Agreement) in order to comply with such withholding obligations. You further authorize Cubist to deduct any health insurance premiums that you are required to pay under Section 2(b) from your Severance Pay and to otherwise offset any amounts owed by you to Cubist.

3.     Reference Requests.  Cubist will respond to any reference requests from potential employers by having a member of the Human Resources department provide the dates that you worked at Cubist only.  You agree to inform any potential employers seeking references that all such requests should be directed to the Human Resources Department.

4.     Accord and Satisfaction.  You agree that the Separation Pay and other benefits described in this Agreement shall be in full and complete payment and satisfaction of any and all monetary sums and other obligations which are now, or might hereafter have become, owing to you for services rendered by you during your employment or in connection with your termination of employment including, without limitation, all claims for back wages, salary, commissions, vacation pay, sick pay, draws, incentive pay, bonuses, commissions, intellectual property rights, equity incentives, stock options, severance pay, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums of any kind or nature.  You agree that your separation from the Company is final and that the Company has no obligation to consider you for rehire or reinstatement.

5.     Your Continuing Obligations

(a)           You acknowledge you have had access to information concerning the Company, its clients and its affiliates, which is confidential or proprietary in nature (the “Confidential Information”).  You hereby acknowledge and agree that you will continue to protect the Confidential Information in accordance with the provisions of the employee confidentiality agreement that you signed when you commenced employment with the Company (the “Employee Confidentiality Agreement”).  By executing this Agreement, you reaffirm all of your obligations under the Employee Confidentiality Agreement, including, without limitation, those obligations and restrictive covenants that relate to Confidential Information, inventions and non-solicitation, except to the extent that there is a conflict between the provisions of this Section 5 and the Employee Agreement, in which case the provisions of this Section 5 shall prevail.

(b)           You further agree you will not, without the prior written consent of the Company’s General Counsel, directly or indirectly, either as principal, partner, stockholder, officer, director, member, employee, consultant, business or scientific advisory board member, agent, representative or in any other capacity, own, manage, operate or control, or be engaged by, employed by, or otherwise associated with, or have a financial interest in, (i) ACS Dopfar S.p.A. or any of its direct or indirect affiliates or subsidiaries, (ii) Teva Pharmaceuticals Industries, Ltd. or any of its direct or indirect affiliates or subsidiaries, including without limitation Teva Parenteral Medicines, Inc. and Teva Pharmaceuticals USA, Inc. or any agents, advisors or consultants to any of such entities, including without limitation any organizations or entities that are manufacturing daptomycin in connection with any Abbreviated New Drug Application (“ANDA”) filed with the U.S. Food and Drug Administration (“FDA”) by Teva Parenteral Medicines, Inc., or, (ii) until such time as a generic daptomycin has been approved by the FDA and such approval is not being contested by the Company or its affiliates in any manner, any other company or organization, or their affiliates or subsidiaries, that has filed or is contemplating filing an ANDA with the FDA or taking any other legal or regulatory action with respect to daptomycin and/or is manufacturing daptomycin in connection with any such ANDA or other legal or regulatory action on behalf of any such company or organization or any agents, advisors or consultants to any organization or entity covered by this Subsection (iii).

(c)           You further agree that for a period of eighteen (18) months following the Departure Date you will not, without the prior written consent of the Company’s General Counsel, directly or indirectly, either as principal, partner, stockholder, officer, director, member, employee, consultant, business or scientific advisory board member, agent, representative or in any other capacity, own, manage, operate or control, or be engaged by, employed by, or otherwise associated with, or have a financial interest in, any business which engages directly or indirectly in the research, development, manufacture, distribution, license and commercialization of antiinfective drugs that are or would be competitive with daptomycin or other drugs under development by Cubist anywhere in the United States or in any other country where the Company conducts business.

(d)           You further agree that for a period of eighteen (18) months following the Departure Date you will not solicit, or provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Cubist to terminate an existing business or commercial relationship with Cubist.

(e)           You further agree that for a period of eighteen (18) months following the Departure Date you will not directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity, recruit or solicit for hire any Cubist employee, agent, representative or consultant, or any such person who has terminated his/her relationship with the Company within six months of your departure from the Company.

6.     Confidentiality of Agreement.  You further agree that the terms and existence of this Agreement shall remain strictly confidential except to the extent required to obtain legal or accounting advice or to comply with legal obligations, provided if you believe you are legally required to disclose the existence or any contents of this Agreement, you shall provide the Company’s General Counsel with at least ten (10) business days’ advance written notice before making any disclosure and, if the Company desires to take action to object to the disclosure of the existence or contents of this Agreement, to cooperate with the Company in such efforts.

7.     Non-Disparagement.  You agree that you will not disparage the Company or any of the people or organizations associated with it and that you will not otherwise do or say anything that would harm its business or reputation.

8.     Return of Documents.  In signing this Agreement, you agree that you will return to the Company any and all documents, materials and information related to the business (including all electronic versions), whether present or otherwise, of the Company and its affiliates, and all copies, and all keys, credit cards, computers, phones, handheld devices and other tangible property of the Company and its affiliates, in your possession or control.

9.     Cooperation

(a)           In signing this Agreement, you agree that you will cooperate fully with Cubist’s employees and business partners in smoothly, effectively, and completely transitioning your work as the Company may designate. You further agree that you will make yourself available to the Company for reasonable periods of time, either by telephone or, if you and the Company believes necessary, in person upon reasonable notice, to assist the Company in connection with any matter relating to services performed by you on behalf of the Company, and in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, its directors, shareholders, officers, or employees.  The Company shall reimburse you for reasonable documented travel expenses incurred should your presence be required in person.  You further agree that should you be contacted (directly or indirectly) by any individual or any person representing an individual or entity that is or may be legally or competitively adverse to the Company in connection with any actual or potential claims or legal or regulatory proceedings, including without limitation Teva Pharmaceuticals Industries, Ltd., Teva Parenteral Medicines, Inc. and Teva Pharmaceuticals USA, Inc. and any of their direct or indirect affiliates or subsidiaries, you will promptly notify the Company’s General Counsel of that fact in writing, but in no event later than the third business day after you are contacted, and you hereby represent and warrant that you have not been so contacted as of the date you signed this Agreement (the “Execution Date”).  Such notification shall include a reasonable description of the content of the communication with the representative of the legally or competitively adverse individual or entity.

(b)           Nothing herein shall prohibit or bar you from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative or from making any truthful disclosure required, authorized or permitted under law; provided however, that in providing such testimony or making such disclosures or communications, you will use your best efforts to ensure that this Section 9 is complied with to the maximum extent possible.

10.  Release of Claims

The Company wants to be certain that this Agreement will resolve any and all concerns that you might have and therefore requests that you carefully consider the terms of this Agreement, including the release of claims set forth below, which, as set forth in your Retention Letter, is a specific condition to your receipt of the Severance Pay and other benefits set forth in this Agreement.  As a result, the Company encourages you to seek the advice of an attorney before you sign this Agreement.

(a)           In exchange for the Separation Pay and other benefits to be provided you under this Agreement and pursuant to the Retention Letter, you and your respective agents, heirs, legatees, successors and assigns (collectively hereinafter “you”), except as set forth below, hereby unconditionally and irrevocably release, remise, and forever discharge Cubist,(1) and all persons acting by, through, under or in concert with Cubist, of and from any and all actions, causes of actions, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses (including attorney fees and costs actually incurred), of any nature whatsoever, in law or equity (collectively “Claims”), which you had, now

(1)   For purposes of this Section, “Cubist Pharmaceuticals, Inc.” includes Cubist Pharmaceuticals, Inc., and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with Cubist Pharmaceuticals, Inc.), subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, attorneys, agents, representatives successors and assigns.

have, or hereafter may have against the Company from the beginning of time through the Execution Date.  Without limiting the generality of the foregoing waiver and release of claims, you specifically waive and release Cubist from any Claim including, without limitation:

(1)           Claims under any federal, state (including, without limitation, Massachusetts) or local discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any status protected by law,  including, without limitation, those laws and regulations that prohibit discrimination or harassment based on age, race, national origin, gender, marital status, disability, veteran status or sexual orientation.  Without limitation, specifically included in this paragraph are any Claims arising under the Title VII, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act, and Massachusetts General Laws Chapter 151B;

(2)           Claims under any other federal, state (including, without limitation, Massachusetts) or local employment-related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to wages, hours or any other terms and conditions of employment (including, without limitation, the Fair Labor Standards Act, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 and any similar statute the Worker Adjustment and Retraining Notification Act and any similar federal, state or local statute, regulation, or executive order);

(3)           Claims under any federal, state (including, without limitation, Massachusetts) or local common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, torts, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence;

(4)           Claims under any federal, state (including, without limitation, Massachusetts and Delaware) or local securities law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any similar statute;

(5)           Claims under the Federal False Claims Act, any state or local false claims act or any federal, state or local qui tam provisions of false claims or false statements statutes; and

(6)           All other claims of any kind or nature.

Notwithstanding the foregoing, this paragraph shall not release Cubist from any obligation expressly set forth in this Agreement and shall not act as a waiver or release of any Claims that you cannot by law waive or release, including, without limitation, workers’ compensation claims.  You acknowledge and agree that, but for providing this waiver and release of Claims, you would not be receiving the Separation Pay or other benefits being provided to you under the terms of this Agreement.

(b)           You further agree, to the fullest extent permitted by law, that you will not sue or commence any proceeding (judicial or administrative), or participate in any action, suit or proceeding (unless compelled by legal process or court order), against Cubist with respect to any Claim you have released the Company from under this Agreement.  You also warrant and represent that as of the Execution Date, you have not taken or engaged in any of the acts described in the foregoing sentences.  If, notwithstanding the foregoing promises, you violate this provision, you shall be required, to the maximum extent permitted by law, to indemnify and hold harmless Cubist from and against any and all demands, assessments, judgments, costs, damages, losses and liabilities, and attorneys’ fees and other expenses which result from, or are incident to, such violation.

(c)           It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement.  To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement.  Also, because you are over the age of 40, and consistent with the provisions of the Age Discrimination in Employment Act (“ADEA”), which prohibits discrimination on the basis of age, the Company is providing you with at least twenty-one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to Maureen Powers at Cubist, 65 Hayden Avenue, Lexington, MA 02421.  You understand that you do not waive any rights or claims under the ADEA that may arise after the date this Agreement is executed.  In addition, you may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail (certified, return receipt and postmarked within such 7-day period) a notice of rescission to Maureen Powers at the above-referenced address.

(d)           Consistent with the federal discrimination laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under the federal discrimination laws or from filing a charge or complaint of employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or from participating in any investigation or proceeding conducted by the EEOC.  Further, nothing in this release or Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the federal discrimination laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event you successfully challenge the validity of this release and prevail in any claim under the federal discrimination laws.

(e)           You acknowledge and agree that: (i) you have not been subject to any undue or improper influence interfering with the exercise of your free will in deciding whether to execute this Agreement; (ii) you have carefully read and fully understand all of the provisions of this Agreement; (iii) you knowingly and voluntarily agree to all of the terms set forth in this Agreement; (iv) in entering into this Agreement, you are not relying on any representation, promise or inducement made by Cubist with the exception of those promises contained in this Agreement; and (v) any revisions to this Agreement will not affect or extend the calculation of the 21 day period provided in subsection 10(c) above.

11.  Representations and Governing Law

(a)           This Agreement sets forth the complete and sole agreement between the parties and supersedes any and all other agreements or understandings, whether oral or written, except the Employee Confidentiality Agreement, which shall remain in full force and effect in accordance with their terms.  This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both you and an authorized Cubist officer.  Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise.  The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any of the parties.

(b)           This Agreement shall be deemed to be made and entered into in the Commonwealth of Massachusetts.  This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such Commonwealth, without giving effect to the principles of conflicts of laws of such Commonwealth.  Any claims or legal actions by one party against the other shall be commenced and maintained in any state or federal court located in such Commonwealth, and you hereby submit to the jurisdiction and venue of any such court. In any such proceeding you agree to waive trial by jury and consent to have all legal and factual matters decided by a judge.

12.  Remedies Upon Breach

If you commit a breach, or threaten to commit a breach, of any of the provisions of this Agreement that impose obligations upon you, including, without limitation, Sections 5, 6, 7, 8, 9, 10(a) and 10(b), the Company shall have the following rights and remedies:

(a)           The right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Company and that money damages shall not provide an adequate remedy to the Company;

(b)           The right and remedy to require you to account for and pay over to the Company all Separation Pay and any shares of Cubist common stock that you come to own as a result of exercising your stock options during the option extension exercise period set forth in Section 2 (the “Clawback Compensation”) and you hereby agree to account for and pay over such Clawback Compensation to the Company; and

(c)           The right and remedy to immediately stop the Company’s payment of all Severance Pay and/or benefits described in this Agreement and terminate the exercise period for your Cubist stock options.

Each of the rights and remedies set forth above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

You further agree to indemnify and hold the Company harmless from and against any and all loss, cost, damage, or expense, including, but not limited to, reasonable attorneys’ fees, incurred by the Company arising out of any action at law or equity, or any other proceeding, they find necessary to enforce any of the terms, covenants or conditions of this Agreement.

13.  Effective Date.  For a period of seven (7) days following the Execution Date, you may revoke this Agreement and this Agreement shall not become effective or enforceable until this revocation period has expired.

14.  Severability of Agreement Provisions.  The provisions of this Agreement, including, without limitation, Section 5 of the Agreement, are severable. In the event that any one or more of the provisions, or the application thereof in any circumstances is held invalid, illegal, or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired or affected, it being intended that all of the rights and privileges contained in this Agreement shall be enforceable to the fullest extent permitted by law, it is expressly agreed that the Company shall then be entitled to the maximum relief allowable by law as to geography, duration and scope of relief.

15.  Return Date.  If the terms of this Agreement are acceptable to you, please sign both copies of this Agreement and return one copy to me no later than twenty-one (21) days from the date hereof.  If you wish to waive the 21 day period to consider this offer, an appropriate waiver form is attached for your use.

Very truly yours,

/s/ Maureen H. Powers

Maureen H. Powers
Vice President, Human Resources

I, LINDON FELLOWS, REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM VOLUNTARILY EXECUTING THE SAME.  IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE RELEASEES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

/s/ Lindon Fellows
Lindon Fellows
Dated: June 15, 2010

IF YOU DO NOT WISH TO USE THE 21-DAY PERIOD,

PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I, Lindon Fellows, acknowledge that I was informed and understand that I have 21 days within which to consider the attached Separation Agreement and Release (the “Agreement”), have been advised of my right to consult with an attorney regarding such Agreement and have considered carefully every provision of the Agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the Agreement prior to the expiration of the 21 day period.

/s/ Lindon Fellows
Lindon Fellows
Dated: June 15, 2010